Exhibit 8.1

June 24, 2005

First Community Capital Corporation

1400 Gulf Freeway

Houston, Texas 77275

Attention: Nigel J. Harrison

Ladies and Gentlemen:

We have acted as counsel to First Community Capital Corporation, a Texas corporation (the “Company”), in connection with the merger (the “Merger”) of a wholly-owned subsidiary (“Merger Subsidiary”) of Wells Fargo & Company, a Delaware corporation (“Wells Fargo”), with and into the Company, pursuant to the terms of the Agreement and Plan of Reorganization dated as of September 1, 2004, as amended, by and among the Company and Wells Fargo (the “Reorganization Agreement”). This opinion is delivered in accordance with the requirements of Section 6(h) of the Reorganization Agreement.

In rendering this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Reorganization Agreement and such other documents and records as we have deemed necessary and relevant for purposes of this opinion. In addition, we have expressly relied upon certain representations made to us by officers of the Company and Wells Fargo. If any statements contained in the Reorganization Agreement are not true and accurate, or if any representations made to us are not true and accurate, then we express no opinion to the extent the subject matter of this opinion is affected thereby. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Reorganization Agreement.

This opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, published pronouncements of the Internal Revenue Service and such other authorities as we have considered necessary and relevant.

First Community Capital Corporation

June 24, 2005

There can be no assurance that the legal authorities upon which this opinion is based will not be modified, revoked, supplemented, amended, revised, reversed, or overruled. We assume no obligation to update or supplement this opinion to reflect changes in such legal authorities.

For purposes of this opinion, it is assumed that shares of Company Common Stock and Preferred Stock (collectively “Company Stock”) are held by Company shareholders as “capital assets” within the meaning of Section 1221 of the Code. This opinion does not address (i) the tax consequences, if any, to those Company shareholders who acquired Company Stock pursuant to the exercise of options or warrants or as compensation, (ii) all aspects of federal income taxation that might be relevant to particular holders of Company Stock in light of their personal investment circumstances, or (iii) the tax consequences to such holders who are subject to special treatment under the federal income tax laws such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, financial institutions, tax-exempt organizations, pass-through entities, or those who hold Company Stock as part of a “straddle,” “hedge” or “conversion transaction” as defined in the Code.

Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

    1.     The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

    2.    No gain or loss will be recognized by the holders of Company Stock upon receipt of Wells Fargo Common Stock except for cash in lieu of fractional shares and dissenting shares.

    3.    The basis of the Wells Fargo Common Stock received by Company shareholders will be the same as the basis of Company Stock exchanged therefor, decreased by the amount of any money received and increased by the amount of any gain recognized.

First Community Capital Corporation

June 24, 2005

4.    The holding period of shares of Wells Fargo Common Stock received by Company Shareholders will include the holding period of Company Stock

Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We have not addressed any other federal income tax consequences of the Merger other than those specifically set forth herein, and we have not considered any matters (including state, local, or foreign tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States as expressly set forth herein. This opinion is being furnished solely for the benefit of the Company in connection with the closing of the Merger and may not be used or relied upon by any other party or for any other purpose. Although this opinion represents our best legal judgment, it has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP